Exhibit 99.1

NEWS RELEASE

Tuesday, March 28, 2006

FOR IMMEDIATE RELEASE

PETRO STOPPING CENTERS ANNOUNCES 2005 ANNUAL RESULTS AND

CONFERENCE CALL

EL PASO, Texas, Tuesday, March 28, 2006 — Petro Stopping Centers, L.P. today announced its operating results for the year ended December 31, 2005.

FINANCIAL HIGHLIGHTS

Net revenue for 2005 of $1.84 billion was $537.0 million, or 41.1%, higher than 2004, with comparable unit revenues increasing $429.7 million, or 32.9%. A Petro Stopping Center is considered a comparable unit in 2005 if it was operated twelve months in 2004. The increase in revenue was driven primarily by a 32.5% increase in the average retail selling price per fuel gallon and increased fuel gallons sold, as well as improved non-fuel sales and the addition of new sites. Net income for the year ended December 31, 2005 of $16.1 million was $11.2 million higher than 2004 which included $7.0 million in debt retirement and restructuring costs. Compared to last year, EBITDA increased $5.7 million or 11.3%, to $56.0 million for the year ended December 31, 2005. On a comparable unit basis, EBITDA increased $2.7 million or 5.3%. No provision for income taxes is reflected in the Company’s consolidated financial statements because of its organization as a partnership.

ANALYST CONFERENCE CALL

Jim Cardwell, President and Chief Operating Officer, and Edward Escudero, Chief Financial Officer and Secretary, will host a conference call on Wednesday, March 29, 2006 at 11:00 a.m. eastern time to discuss earnings results. The phone number to access the conference call is 1-800-762-4717.

ABOUT PETRO

Petro Stopping Centers, L.P. is a leading owner and operator of large, multi-service truck stops. Since opening the first Petro Stopping Center in 1975, the nationwide network has grown to 64 facilities located in 31 states. Of these locations, 42 are company-operated facilities and 22 are franchised facilities. Petro Stopping Centers are situated at convenient locations with easy highway access and target the unique needs of professional truck drivers. Petro offers a broad range of products, services, and amenities, including diesel fuel, gasoline, home-style Iron Skillet® restaurants, Petro:Lube® truck service centers, and travel and convenience stores.

FORWARD-LOOKING STATEMENTS

All statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and inherently involve certain risks, uncertainties and assumptions that are difficult to predict. These statements are based on the Company’s estimates. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Petro Stopping Centers, L.P. assumes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

NON-GAAP MEASURES

EBITDA is a non-GAAP measure that represents net income before interest expense, depreciation and amortization, equity in income (loss) of affiliates, less interest income. We regularly utilize EBITDA because we believe this measure is recognized as a supplemental measurement tool widely used by analysts and investors to help evaluate a company’s overall operating performance, its ability to incur and service debt, and its capacity for making capital expenditures. We also use EBITDA, in addition to operating income and cash flows from operating activities, to assess our performance relative to our performance in prior periods.

EBITDA does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for net income or cash flow from operations data as a measure under generally accepted accounting principles. EBITDA and the associated period-to-period trends should not be considered in isolation, and may differ in method of calculation from similarly titled measures used by other companies. We believe that it is important for investors to have the opportunity to evaluate us using all of these measures.

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FOR ADDITIONAL INFORMATION CONTACT

Mr. Edward Escudero

Chief Financial Officer and Secretary

(915) 779-4711

www.petrotruckstops.com

PETRO STOPPING CENTERS, L.P.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2004	2005
Net revenues:
Fuel (including motor fuel taxes)	$1,045,544	$1,552,574
Non-fuel	260,967	290,985

Total net revenues	1,306,511	1,843,559

Costs and expenses:
Cost of sales
Fuel (including motor fuel taxes)	994,865	1,490,980
Non-fuel	105,483	119,198
Operating expenses	138,076	156,747
General and administrative	17,663	20,567
Depreciation and amortization	15,539	16,691
Loss on disposition of fixed assets	86	50

Total costs and expenses	1,271,712	1,804,233

Operating income	34,799	39,326
Loss on retirement of debt	(6,164)	—
Retired debt restructuring costs	(794)	—
Settlement of insurance recovery	—	660
Equity in income of affiliate	664	647
Interest income	186	321
Interest expense	(23,791)	(24,848)

Net income	$4,900	$16,106

RECONCILIATION OF NET INCOME TO EBITDA

(in thousands)

	Year Ended December 31,
	2004	2005
Net income	$4,900	$16,106
Add:
Interest expense	23,791	24,848
Depreciation and amortization	15,539	16,691
Loss on retirement of debt	6,164	—
Retired debt restructuring costs	794	—
Less:
Settlement of insurance recovery	—	(660)
Equity in income of affiliate	(664)	(647)
Interest income	(186)	(321)

EBITDA	$50,338	$56,017